Exhibit 99.2

                            KEY FINANCIAL PERFORMANCE
            Five Year Period: 1999 through 2003 and 1st Quarter 2004
                           Farmers & Merchants Bancorp

Selected Financial Data
(dollars in thousands, except per share data)

                                         1999         2000         2001          2002           2003            Q1 '04

Total Assets                          $819,881     $905,551     $970,883     $1,021,907     $1,148,565        $1,121,561

Net Income                              $9,216      $11,020      $12,317        $13,419        $14,775            $3,902

Earnings Per Share                      $11.53       $13.88       $15.57         $17.34         $19.30             $5.12

Return on Average Assets                  1.19%        1.29%        1.35%          1.41%          1.36%             1.38%

Return on Average Equity                 10.95%       12.38%       13.14%         13.51%         13.88%            14.07%

Efficiency Ratio                         65.66%       60.92%       57.71%         58.71%         58.41%            57.31%

Total Market Capitalization           $138,808     $168,435     $179,817       $183,255       $287,037

Total Dividends Per Share                $4.50        $5.00        $5.45          $6.00          $6.20

Total Investor Return Over Five Year Period                                                      230% +



                           KEY COMPETITOR PERFORMANCE

                     Financial Data as of December 31, 2003


Selected Financial Data
(dollars in thousands, except per share data)

                                                         F & M       Bank of       Union      River     Bank of
                                                          Bank       Stockton      Safe       City        Lodi

Net Income                                              $15,202      $15,293      $12,698    $6,690      $1,672

Annualized Return on Assets                              1.41%        1.07%        1.16%      0.98%      0.64%

Annualized Return on Equity                              14.47%       10.49%      13.47%     11.86%      7.81%

Overhead Expense to Average Assets                       2.96%        3.33%        3.64%      3.27%      4.94%

Efficiency Ratio                                         57.75%       66.60%      71.58%     76.04%      83.85%

Net Chargeoffs to Total Loans                            0.01%        0.03%        0.04%      0.03%      0.06%

Bauer's Star Rating*                                       5            4            4          4          4

Note:

1.  Data source is Bauer Financial Bank Comparative Analysis Report.

2.  Financial data is for bank only.